Exhibit 18

May 4, 2020
Tenet Healthcare Corporation
14201 Dallas Parkway
Dallas, TX 75254
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2020, of the facts relating to the change in the Company’s method of accounting for its professional and general liability reserves from recording those reserves at a discounted amount to recording them at an undiscounted amount. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Tenet Healthcare Corporation, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Tenet Healthcare Corporation and its subsidiaries as of any date or for any period subsequent to December 31, 2019. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Tenet Healthcare Corporation, or on the financial position, results of operations, or cash flows of Tenet Healthcare Corporation and its subsidiaries as of any date or for any period subsequent to December 31, 2019.
Yours truly,
/s/ DELOITTE & TOUCHE LLP